Exhibit 3.46

OPERATING AGREEMENT

OF

MEDIFAX-EDI, LLC

a Tennessee Limited Liability Company

OPERATING AGREEMENT

OF

MEDIFAX-EDI, LLC

This OPERATING AGREEMENT (the “Agreement”) of MediFAX-EDI, LLC (the “Company”) is effective as of December 22, 2003 (the “Agreement Date”).

Formation of Limited Liability Company. MediFAX-EDI Holding Company, a Delaware corporation (the “Member”), hereby forms the Company as a limited liability company pursuant to the provisions of the Tennessee Limited Liability Company Act, § 48-201-101, et seq., as it may be amended from time to time, and any successor to such statute (the “Act”). The Company has been formed as a result of the conversion (the “Conversion”) of MediFAX-EDI Inc., a Tennessee corporation, into a Tennessee limited liability company upon the filing of Articles of Conversion with the Secretary of State of the State of Tennessee, and such Conversion shall have the effect set forth in Section 48-21-112 of the Tennessee Business Corporation Act (“TBCA”). The rights and obligations of the Member and the administration and termination of the Company shall be governed by the Agreement, the TBCA, and the Act. The Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of Section 48-206-101 of the Act. To the extent this Agreement is inconsistent in any respect with the Act, this Agreement shall control.

Member and Membership Units. Upon the Conversion, the 14,440,930 shares of common stock, par value $.01 per share, of MediFAX-EDI, Inc. which were held by the Member and which constituted 100% of the outstanding capital stock of MediFAX-EDI, Inc., converted into 14,440,930 membership units (“Membership Units”) in the Company, and the Member became, and is, the sole and managing member of the Company.

Upon the Conversion, pursuant to the MediFAX-EDI, Inc. 2001 Stock Option Plan, as amended on October 21, 2003 and December 22, 2003 (as so amended, the “Option Plan”), each Option (as defined therein) converted into the right to acquire a Membership Unit, subject to the terms of the Option Plan.

Purpose. The purpose of the Company is to engage in any and all other lawful businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Act).

Name. The name of the Company shall be “MediFAX-EDI, LLC”.

Registered Agent and Principal Office. The registered office of the Company in the State of Tennessee shall be 1283 Murfreesboro Road, Nashville, Tennessee 37217 and the registered agent shall be David F. Bacon, Jr.. The Company may have such other offices as the Member may designate from time to time. The mailing address of the Company shall be MediFAX-EDI, LLC, 1283 Murfreesboro Road, Nashville, Tennessee 37217.

Term of Company. The Company shall commence on the date the Articles of Conversion are first properly filed with the Secretary of State of the State of Tennessee and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this Agreement may specify.

Management of Company. All decisions relating to the business, affairs and properties of the Company shall be made by the Member in its capacity as the managing member. The Member may appoint a President and one or more Vice Presidents and such other officers of the Company as the Member may deem necessary or advisable to manage the day-to-day business affairs of the Company (the “Officers”). The Officers shall serve at the pleasure of the Member. To the extent delegated by the Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. No such delegation shall cause the Member to cease to be a Member. Such Officers shall have such authority and responsibility as is generally attributable to the holders of such offices in corporations incorporated under the laws of Tennessee. For the avoidance of doubt, the President shall have the authority and be empowered to appoint such other officers and agents as the business of the Company may require, each of whom shall hold office for such period, have such authority, and perform such duties as provided herein or as the President may from time to time determine. The individuals listed on Exhibit A hereto are hereby appointed by the Member to serve in the offices set forth opposite such individuals’ respective names on such Exhibit.

Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Member.

Tax Treatment. The Company shall be treated as an entity that is disregarded as an entity separate from its owner for U.S. federal and state income tax purposes. Accordingly, the Member shall, for tax purposes, report all items of income, gain, loss and deduction of the Company as if the Member was the sole owner of all the assets of the Company.

Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member.

Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

Assignment of Membership Interest. The Member (or any Transferee) shall have the sole right and authority to transfer, sell, assign, or otherwise convey the outstanding Membership Units, including the Member’s governance rights and financial rights, to any person or entity (a “Transferee”), by an instrument duly executed by such transferring party and such Transferee, without the consent of the Company or any future members of the Company, whereupon such Transferee shall become a member of the Company with all rights, powers and obligations previously held or owed by the transferring party as a member of the Company and such transferring party shall cease to be a member of the Company. Upon the request of any Transferee that becomes a member of the Company pursuant to the preceding sentence, the Company shall amend this Agreement to reflect such Transferee as a member of the Company.

The assignment of the outstanding Membership Units by the Member shall not constitute an event of dissolution.

Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to otherwise governing principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have duly executed this Limited Liability Company Agreement as of the Agreement Date.

MEMBER: MEDIFAX-EDI HOLDING COMPANY, a Delaware corporation

By:	/s/ Charles Ogburn
Name: Charles Ogburn
Title: President & CEO
COMPANY: MEDIFAX-EDI, LLC, a Tennessee limited liability company

By:	MEDIFAX-EDI HOLDING COMPANY, a Delaware corporation, its sole member

By:	/s/ Charles Ogburn

Name: Charles Ogburn
Title: President & CEO

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